UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2023

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Corporate Circle, Suite 200, Golden, CO 80401

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GTIM	Nasdaq Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 20, 2023, Good Times Restaurants Inc. (the “Company”) and each of its wholly-owned subsidiaries, as guarantors (the “Subsidiary Guarantors”), entered into an Amended and Restated Credit Agreement (the “Senior Credit Facility”) with Cadence Bank, as administrative agent and sole lender (“Cadence”). The Senior Credit Facility provides for an $8.0 million senior revolving loan (the “Revolver”) and amends and restates the Company’s prior credit facility with Cadence in its entirety.

Proceeds from the Senior Credit Facility, [if and when drawn]1 will be used (i) to fund new restaurant development, (ii) to finance the buyout of non-controlling joint venture partners in certain restaurants, (iii) to finance the redemption, purchase or other acquisition of equity interests in the Company and (iv) for working capital and other general corporate purposes.

The Revolver will be available until April 20, 2028. The loans may from time to time consist of a mixture of SOFR Rate Loans and Base Rate Loans with differing interest rates based upon varying additions to the Federal Funds Rate, the Cadence prime rate or Term SOFR. The Senior Credit Facility also carries an upfront fee of 0.25% of the aggregate principal amount of the Revolver commitment and a commitment fee of 0.25% per annum on the unused portion of the Revolver commitment.

The Senior Credit Facility includes customary affirmative and negative covenants and events of default. The Senior Credit Facility also requires the Company to maintain various financial condition ratios, including minimum liquidity, an amended maximum leverage ratio and an amended minimum fixed charge coverage ratio. In addition, to the extent the aggregate outstandings under the Revolver exceed $4.0 million, the Company is required to meet a new specified leverage ratio, on a pro forma basis, before making further borrowings as well as certain restricted payments, investments and growth capital expenditures.

In connection with the Senior Credit Facility, the Company and its wholly owned Subsidiaries entered into an Amended and Restated Security and Pledge Agreement (the “Security Agreement”) with Cadence. Under the Security Agreement, the Senior Credit Facility is secured by a first priority security interest in substantially all the assets of the Company and those Subsidiaries.

The above description of the Senior Credit Facility and the Security Agreement is qualified in its entirety by the Senior Credit Facility and the Security Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 regarding the Senior Credit Facility and Security Agreement is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 20, 2023, the Board of Directors of Good Times Restaurants Inc. (“the Board”) adopted amended and restated bylaws of the Company (the bylaws, as so amended and restated, the (“Amended and Restated Bylaws”), effective immediately. The Amended and Restated Bylaws, among other things, amend the Company’s prior bylaws as follows:

•	Include provisions for remote meetings

•	Modify the delivery methods, amount of time required for notice and required percent of ownership to call a special meeting of the Board

•	Modify the delivery method and amount of time required for notice of the annual meeting of shareholders

•	Modify the delivery method and amount of time required to raise new business or nominate directors for the annual meeting of shareholders

•	Certain other technical, modernizing and clarifying changes

1 NTD: confirm if there was a draw at closing or a draw is intended in the near future.

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The above description is qualified in its entirety by the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 5.08	Shareholder Director Nominations.

For inclusion in the proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders of the Company, a nomination for election of Directors or a shareholder proposal intended for presentation at that meeting submitted in accordance with the Amended and Restated Bylaws or SEC’s Rule 14a-8, must be received by the Secretary at the Company’s corporate headquarters at 651 Corporate Circle, Golden, Colorado 80401 on or before September 21, 2023. This date has not changed from that disclosed in the Company’s proxy statement for its 2023 Annual Meeting filed with the SEC on January 13, 2023. In addition to satisfying all of the requirements under the Amended and Restated Bylaws, any shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Good Times Restaurants Inc., effective April 20, 2023
10.1	Amended and Restated Credit Agreement dated April 20, 2023, by and among Good Times Restaurants Inc., each of its wholly-owned subsidiaries and Cadence Bank, N.A.
10.2	Security and Pledge Agreement, dated April 20, 2023, by and among Good Times Restaurants Inc., each of its wholly-owned subsidiaries and Cadence Bank, N.A.
Exhibit 104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: April 26, 2023	By:
Ryan M. Zink
Chief Executive Officer

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